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Exhibit 99.2
Consulting Agreement with Virginia K. Sourlis, Esq.

July 21, 2004

Barry Reichman
President
Multimedia Tutorial Services, Inc.
205 Kings Highway
Brooklyn, New York 11223

         RE: LEGAL REPRESENTATION OF MULTIMEDIA TUTORIAL SERVICES, INC. 10QSB AND S-8

Dear Barry:

This shall confirm that Multimedia Tutorial Services, Inc. (the "Company") hereby retains me, Virginia K. Sourlis, Esq. ("Attorney" or "I"), to draft, review and file the Form 10qsb for the quarter ended May 31, 2004 and a Form S-8. In return for legal services, the Company agrees to pay Attorney as follows: - Dollars ($-) to be paid upon filing the Form 10qsb and S-8 and a total of 90,000 shares of common stock. The company agrees to register these shares in its next S-8 filing.

The Company agrees that the transaction and terms in which Attorney is acquiring an interest in the Company are fair and reasonable to the Company and are fully disclosed, (2) the Company has been given a reasonable opportunity to seek the advice of independent counsel of the Company's choice on the transaction, and
(3) by signing below, the Company consents in writing to granting Attorney an equity interest in the Company. All shares to be issued hereunder shall be validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company.

In addition to the compensation herein set forth, you will be charged for all reasonable and necessary disbursements, costs and expenses which may be paid or incurred by me on your behalf in connection with my representation, including but not limited to, postage, messenger service, word processing, toll telephone calls, photocopying and telecopying expenses. If any one disbursement exceeds One Hundred Dollars ($100.00), you may be asked to pay same directly to the service provider.

Please sign, date, and return a signed copy of this letter agreement. Thank you.

Sincerely,
/s/ Virginia K. Sourlis, Esq.
Virginia K. Sourlis, Esq.

THE ABOVE ARRANGEMENT IS AGREED TO ON THE DATE FIRST WRITTEN ABOVE:

MULTIMEDIA TUTORIAL SERVICES, INC.

By: /s/ Barry Reichman
         Barry Reichman
         President